EXHIBIT 4.1


-------------------------- ------------------------ ----------------------------
STANDARD & POOR'S          Frank A. Ciccotto, Jr.   55 Water Street, 45th Floor
The McGraw Hill Companies  Senior Vice President    New York, NY  10041
                           Securities Evaluations   Tel. 212-438-4417
                                                    Fax 212-438-7748
                                                    frank_ciccotto_jr@sandp.com

-------------------------- ------------------------ ----------------------------

                                February 2, 2010


Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York Mellon
2 Hanson Place
12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.


        Re:      Van Kampen Unit Trusts, Municipal Series 860
                 Quality Municipals Income Trust, 18th Limited Maturity Series


Gentlemen:

   We have examined Registration Statement File No. 333-163177 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                         Senior Vice President & General Manager